Exhibit 1(vi) under Form N-1A
                                            Exhibit 3(i) under Item 601/Reg. S-K


                        FEDERATED INCOME SECURITIES TRUST

                                 Amendment No. 7
                              DECLARATION OF TRUST
                  Amended and Restated as of December 31, 1991

      Effective as of March 31, 1996, this Declaration of Trust is amended as follows:

      Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

            "Section 5.  Establishment and Designation of Series or Class.

                 Without limiting the authority of the Trustees set forth in
               Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are established and designated as:

                           Federated Short-Term Income Fund
                             Institutional Service Shares
                             Institutional Shares
                           Federated Intermediate Income Fund
                             Institutional Service Shares
                             Institutional Shares"

      The undersigned Assistant Secretary of Federated Income Securities Trust hereby certifies that the above-stated Amendment is trust and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 26th day of February, 1996.

      WITNESS the due execution hereof this 26th day of February, 1996.


                                    /s/ Charles H. Field
                                    Charles H. Field
                                    Assistant Secretary